Pricing Term Sheet
Filed pursuant to Rule 433
File No. 333-133956
FINAL PRICING TERMS OF THE REPUBLIC OF TURKEY 7.0% NOTES
DUE MARCH 11, 2019

ISSUER:	The Republic of Turkey
SECURITIES:	7.0% Notes due March 11, 2019
PRICING DATE:	September 3, 2008
ISSUE FORMAT:	Global (SEC Registered)
EXPECTED RATINGS:	Ba3 (stable)/ BB- (stable)/ BB- (stable)
ISSUE SIZE:	USD 1,500,000,000

PRICE TO PUBLIC:	99.633%
TOTAL FEES:	USD 1,312,500 (0.0875%)
PROCEEDS TO ISSUER:	USD 1,493,182,500
YIELD TO MATURITY:	7.050% per annum
SPREAD TO US TREASURY:	334.4 bps
BENCHMARK US TREASURY:	UST 4.0% due August 2018
INTEREST PAYMENT DATES:	March 11th and September 11th
EXPECTED LISTING:	Luxembourg Stock Exchange
CUSIP/ISIN:	900123 BD1 / US900123BD15
LEAD-MANAGERS/BOOKRUNNERS:	Deutsche Bank Securities Inc. and UBS Limited
SETTLEMENT:	Expected September 11, 2008, through the book-entry facilities of The Depository Trust Company
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling UBS Limited toll free at 1-888-722-9555 ext. 1088.
The prospectus link is:
http://www.sec.gov/Archives/edgar/data/869687/000095012308010546/y71014e424b5.htm
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